Exhibit 10.1
September 25, 2011
Timothy M. Hascall
1401 Green Oaks Drive
Greenwood Village, CO 80121
Phone: 303.638.9265
Tim.Hascall@comcast.net
Dear Tim:
On behalf of DigitalGlobe, Inc. (“DigitalGlobe” or the “Company”), I am pleased to confirm our offer of employment for the position of Senior Vice President, Operations. The terms of this offer are summarized below:
Position: You are being hired as a regular, full time employee of the Longmont, CO office, with availability to travel to other DigitalGlobe offices and client locations as necessary. You will report to Jeff Tarr, Chief Executive Officer, or such other person(s) as the Company may designate and will perform the duties we discussed and such other duties as the Company may from time to time specify.
You agree to devote substantially all of your business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as you are employed by the Company, you agree that you will not, without the advance written consent of the Company’s Board of Directors (the “Board”):
(a) engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after your employment with the Company; render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor or investment is similar to, competitive with, or adverse to the business (actual or potential) or welfare of the Company; or
(b) invest in or become a shareholder of another corporation or other entity; provided that your investment solely as a shareholder in another corporation shall not be prohibited so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange, if such activity is not in conflict with your ability to properly serve the Company.
Compensation
Base Salary: Your starting semi-monthly base salary will be $11,250, which is equivalent to $270,000 on an annualized basis. Your salary is subject to adjustment from time to time in accordance with the Company’s compensation policies.

1601 Dry Creek Drive Suite 260 Longmont, Co 80503	Phone: 303.684.4000 Toll-free: 800.655.7929 Fax: 303.684.4048

The Company may, in its sole discretion, adjust your base salary from time to time based upon your performance, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines appropriate.
Bonus: You will be eligible to participate in the DigitalGlobe 2011 Success Sharing Plan (“Bonus Plan”), subject to approval by the Board of such Plan, at a target rate of 50% of base earnings for 2011 (the “Plan Bonus”), which shall, per the Bonus Plan terms, be prorated based on the portion of 2011 during which you are employed. The Plan Bonus (if any) will be payable after 2011 year-end results have been calculated in accordance with the terms and conditions of the Plan, but in no event later than March 15, 2012. The Bonus Plan also makes you eligible for a discretionary long-term incentive award (“LTI Award”) in the form of certain equity-based compensation.
Future bonus eligibility will be determined based on the Company’s policies as in effect from time to time.
Benefits: You will be eligible to participate in such DigitalGlobe employee compensation and benefit plans and policies, including plans and policies relating to incentives, stock options, health, life, disability and 401(k), that the Company may make available generally to its employees, subject to the terms and conditions of any such plans and policies as they may exist from time to time. DigitalGlobe reserves the right in its discretion to alter, suspend, amend, or discontinue any and all of its employee compensation and benefit plans, policies, programs and procedures (including without limitation its plans and policies relating to incentives, stock options, health, life, disability and 401(k)), in whole or in part, at any time with or without notice.
Initial Stock Option Grant: Subject to approval by the Board or the committee (the Committee”) appointed by the Board to administer DigitalGlobe’s 2007 Employee Stock Option Plan (the “Option Plan”), you will receive an initial option grant to acquire DigitalGlobe common stock in an amount equal to $600,000 (the “Initial Option Grant”). The specific number of options that are to be granted will be determined based on the value of the option on the effective date of the grant under the Black-Scholes option valuation methodology or another option valuation methodology selected by the Committee in its discretion. The effective date of the grant will be the later of the date of approval by the Board or the Committee or the date on which your employment with DigitalGlobe commences. The option strike price will be equal to the fair market value of the shares of DigitalGlobe common stock at the time of grant, as determined by the Board or the Committee. The Initial Option Grant will be subject to the terms and conditions of the Option Plan and related grant documents. Twenty-five percent (25%) of the Initial Option Grant shall be eligible to vest on the first annual anniversary of the grant date of the award, and 1/36 of the remainder of the Initial Option Grant shall be eligible to vest as of each of the thirty-six one-month anniversaries thereafter (e.g., the 15th day of each successive month if the initial grant was made on the 15th day of the month). Unless otherwise stated in the Option Plan or grant documentation, you must be actively employed on a given vesting date in order to be eligible for the Initial Option Grant (or any applicable portion thereof) to vest, and any unvested Initial Option Grant (or portion thereof) as of your separation from employment shall be null and void. Other terms and conditions of the Initial Option Grant, including without limitation any provisions for accelerated vesting (if any) upon certain instances of separation from employment or other circumstances, shall be set forth in the Option Plan and/or the related grant documents.

Alternatively, you may instead elect to receive restricted stock awards in place of up to one-half of the Initial Option Grant (i.e., up to $300,000 of restricted stock). Twenty-five percent (25%) of any such shares of restricted stock would vest on the first anniversary of the grant date of the award, and the remainder would vest annually over the following thirty-six months. Other terms and conditions of such restricted stock, including without limitation any provisions for accelerated vesting (if any) upon certain instances of separation from employment or other circumstances, shall be set forth in the Option Plan and/or the related grant documents.
Severance Protection: The Company will provide you its standard Severance Protection Agreement (attached) that covers its key executives. This agreement provides specified severance protections in the event the Company terminates your employment without “cause” or you resign for “good reason.” In general, the cash severance protection includes one year of base salary and a bonus-based amount (18 months in the event the termination is upon or following a change in control).
Paid Time Off (PTO): In accordance with DigitalGlobe’s PTO policy, you will be eligible to accrue up to 4 weeks of PTO per year.
Start Date: As we discussed, we anticipate that you will start work on a mutually agreeable date to be determined. If a security clearance is required for your position, your start date will be contingent upon your prior receipt of the required security clearance. Please report to 1601 Dry Creek Dr., Suite 260, Longmont, CO 80503 and the receptionist will direct you to your new-hire orientation.
Because federal law requires you to demonstrate that either you are a United States citizen or are authorized to work in the United States, please bring with you evidence of your United States citizenship or authorization to work in the United States. (Documents typically used for these purposes are a United States passport or a social security card and driver’s license.) Additionally, if you have a checking account and would like to enroll in our payroll direct deposit program, please bring a voided check or deposit slip with you.
Non-Competition and Confidentiality: As a condition of employment with DigitalGlobe, you will be required to sign DigitalGlobe’s standard Employee Invention, Confidential Information, Non-Competition and Non-Solicitation Agreement, which is attached. You will be required to sign and return that Agreement upon your acceptance of this offer. Please keep a copy of that Agreement for your reference.
We also are extending this offer to you on the condition that you not use or disclose to DigitalGlobe any confidential information of anyone for whom you previously worked, and with the understanding that your DigitalGlobe employment will not violate or be restricted by any non-competition or other agreement with anyone else. If this is not the case, please inform us immediately.
Background Checks and Policies: This offer is contingent upon verification (which may be after your starting date) of any information you provided to us during your overall application and interview process with the Company. In addition, DigitalGlobe may, at its discretion, make continued employment subject to completion of background checks, reference checks and criminal record checks to the satisfaction of DigitalGlobe. You also are required as a condition of your employment to abide by DigitalGlobe’s policies and procedures (as in effect or amended) throughout your tenure with the Company.

Security Clearance: If a security clearance is required for your position, this offer is contingent on your obtaining the appropriate United States security clearance for your position. In addition, throughout your tenure with the Company, your continued employment will be subject to your maintaining the security clearance appropriate to your position.
Employment At Will: Please note that if you accept this offer, your employment with DigitalGlobe at all times will be “at will.” This means that either you or DigitalGlobe may end your employment at any time for any or no reason. If your employment terminates for any or no reason, you will not be entitled to any additional compensation.
Mediation: DigitalGlobe promotes a system of alternative dispute resolution, which involves mediation to resolve all disputes that may arise out of the employment relationship. Because of the mutual benefits that private mediation can provide both you and the Company (e.g., reduced expense, increase efficiency), you agree that any claim, dispute and/or controversy between you and the Company arising out of or relating to your employment with the Company or the termination thereof (other than for breach of the Employee Invention, Confidential Information, Non-Competition and Non-Solicitation Agreement) shall be submitted to and administered by the JAMS under its mediation rules, before resorting to litigation or some other dispute resolution procedure. If you would like additional information regarding mediation, please contact me.
Withholding and Deductions; IRS Code Section 409A: All compensation and benefits payable to you will be reduced by required and authorized withholding and deductions. To the extent that the requirements of Section 409A of the Internal Revenue Code are applicable to the compensation and benefits payable to you, it is intended that such requirements will be met, and this offer shall be interpreted and construed consistent with that intent.
This offer supersedes all prior offers, both verbal and written. You and the Company acknowledge and agree that neither the Company nor any of its representatives or any other person has made any promise, representation or warranty, express or implied, not set forth in this letter, and that you are not relying on any alleged assurances, representations, promises, statements, warranties or information by or from the Company or any of its representatives except as specifically and expressly set forth in this letter.
We would be delighted if you would join the DigitalGlobe team. To indicate your acceptance of our offer of employment, please sign this letter in the space below and sign the Employee Invention, Confidential Information, Non-Competition and Non-Solicitation Agreement and return them to me via fax (303-684-4091) or email. If you have any questions, please call me at 303-684-4671.

Sincerely,
/s/ Julie Knudson
Julie Knudson
Vice President, Human Resources
I have read and agree to the terms of this letter. I accept the position as described and acknowledge my status as an “at will” employee.
Acceptance:

/s/ Timothy Hascall	9/30/2011	9/30/2011

Timothy Hascall	Date	Start Date

EMPLOYEE INVENTION, CONFIDENTIAL INFORMATION,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Agreement is entered into this       day of      , 20       by and between DigitalGlobe, Inc. (“Company”), and Timothy Hascall. In consideration of my employment by the Company, being provided with access to Company confidential and proprietary information, payment of salary and provision of Company benefits to me, I agree as follows:
1.
Business Confidential Information. In the course of my employment with the Company, I acknowledge that I will have access to certain information, including, but not limited to, business plans, customer lists, marketing programs, price lists, salary and human resource information, technology development information, drawings, reports, inventions, and other material that contain, embody or disclose trade secrets, confidential business technical information and proprietary business information of the Company, its shareholders, customers, or third parties to whom the Company owes obligations of confidentiality (collectively, the “Business Confidential Information”).

2.
Nondisclosure of Business Confidential Information. Except as may be necessary to perform my work with the Company, I agree that neither during the term of my employment nor at any time after my employment is terminated (until such time, as ever, as the Business Confidential Information becomes part of the public domain other than by my breach of this Agreement), I shall not: (i) disclose or furnish to any person any Business Confidential Information; (ii) use any Business Confidential Information for my own benefit or the benefit of others, or (iii) remove any Business Confidential Information from the Company facilities. Any Business Confidential Information, including all hard copies and electronic storage, that I receive shall be returned to the Company upon request or, in any event, immediately upon termination of my employment with the Company.

3.
Disclosure of Inventions. I agree to promptly furnish the Company with a complete record of any and all intellectual developments, including inventions and improvements, whether patentable or not, which I, solely or jointly, may conceive, make or first disclose either, (a) during my employment with the Company, whether conceived on or off Company premises and whether conceived during or after normal business hours, or (b) one year after termination of my employment with the Company; if (i) related in any way to the actual or anticipated business activities of the Company, or (ii) suggested by or resulting from any of my prior work for the Company.

4.
Assignment of Inventions. I agree to, and do by this Agreement, grant and assign to the Company, or its nominee, my entire right, title and interest in and to intellectual developments coming within the scope of paragraph 3 above, together with any and all domestic and foreign patent rights and copyrights. I agree to promptly, upon request from the Company and without additional compensation (but at the Company’s sole expense), do all lawful things reasonably requested by the Company to assist the Company in securing all of the rights contemplated by this Agreement, including, but not limited to, executing patent applications.

5.
Disclosure of Prior Inventions. Prior to commencing my employment, I agree to give the Company written notice of any of my prior employment agreements, patents or other intellectual property rights that might conflict with the interests of the Company under this Agreement, and also to provide the Company with a copy of such agreements or patents.

6.
Non-competition. I agree that I shall not, during the term of my employment by the Company and for a period of twelve months thereafter, compete for any reason with the Company in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions: (a) owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company; (b) serving as an employee, agent, consultant, officer, or director of any such entity; or (c) inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company. If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.

7.
Reasonableness. I acknowledge that the restrictions stated in Section 6 above are reasonable and that the covenants are necessary to protect the Company’s interest in Business Confidential Information, which would be inevitably disclosed if were to compete, directly or indirectly, with the Company in its direct product lines. If, however, a court of competent jurisdiction deems the restrictions as stated in Section 6 above to be unreasonable in the duration, scope or area of restriction, then those restrictions may be applied to only the activities and territory, and only for the period of time, that the court determines reasonable in light of all the circumstances then existing.

8.
Non-Solicitation. For a period of one year immediately following the termination of my employment with the Company, I shall not, directly or indirectly, recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing him or her or obtaining his or her services or otherwise causing him or her to leave his or her employment with the Company.

9.	Miscellaneous.
(a)	No Waiver. No waiver by the Company of any breach by me of this Agreement shall be deemed a waiver of any succeeding breach.

(b)
Binding Effect. This Agreement shall be binding on and inure to the benefit of the affiliates, successors and assigns of the Company and, as applicable, to my heirs, assigns and legal representatives. This Agreement shall supersede the terms of any prior written or oral agreement between the Company and me, and may be modified or amended only by written agreement between the Company and me.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

(d)
Severability. Should any portion of this Agreement be judicially held invalid, that holding shall not invalidate the remainder of this Agreement. The portion held to be invalid, unenforceable or void shall, if possible, be deemed amended, reduced in scope or stricken, but only to the extent required for purposes of validity and enforcement.

(e)
Irreparable Harm. I acknowledge that the Company would suffer irreparable harm from any violation of this Agreement. In the event of violation or threatened violation, the Company shall be entitled to injunctive relief, without notice to me or the posting a bond, and in addition may recover money damages.

(f)
Venue. Any disputes under this Agreement must be brought in the appropriate state courts for the State of Colorado, or the U.S. District Court for the District of Colorado (and I acknowledge personal jurisdiction of an venue in those courts), and in any such judicial proceedings I will not request a jury trial on any claim or counterclaim. In addition, if successful on the merits, the Company shall be entitled to recover from me all of its legal fees and all other expenses of litigation.

(g)
Survival. My duties under this Agreement shall survive termination of my employment with the Company, regardless of whether termination is voluntary or involuntary, rightful or wrongful, and shall continue until the Company consents in writing to the release of my obligations under this Agreement.

10.
At-Will Employment. This Agreement is not a contract of employment. My employment with the Company is at-will, and may be terminated by either party at any time without cause, prior notice or liability beyond wages owed and benefits then accrued. No promise to the contrary has ever been made to me.

I hereby acknowledge that I have read and understand this Agreement, that I have had the opportunity to have the Agreement reviewed by my legal counsel, and that I am executing this Agreement of my own free will and not under duress of any kind.

[Timothy Hascall]

[Employee’s Full Signature]

[Date]

[Witness]

[Date]

APPENDIX A
I hereby disclose the following Employment Agreements, Patents and Inventions: